Exhibit 99.5

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE WARRANT OFFERINGS] (1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated                , 20    )

Solar Capital Ltd.

Warrants to Purchase Up to                [Type of Security]

We are an externally managed finance company. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in leveraged companies, including middle-market companies, in the form of senior secured loans, mezzanine loans and equity securities.

We were formed in February 2007 as Solar Capital LLC, a Maryland limited liability company, and commenced operations in March 2007. On February 9, 2010, Solar Capital LLC was merged with and into Solar Capital Ltd., an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act. We are managed by Solar Capital Partners, LLC. Solar Capital Management, LLC provides the administrative services necessary for us to operate.

We are offering for sale warrants to purchase up to            [type of security]. Each warrant entitles the holder to purchase            [type of security].

The exercise price will be $            per warrant. The warrants will be exercisable beginning on                    , 20    , and will expire on                    , 20    , or earlier upon redemption.

[Our common stock is traded on The NASDAQ Global Select Market under the symbol “SLRC.” On                    , 20    , the last reported sales price of our common stock on The NASDAQ Global Select Market was $             per share. The net asset value per share of our common stock at                    , 20    (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $            .]

This prospectus supplement and the accompanying prospectus contains important information about us that a prospective investor should know before investing in the warrants. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We are required to file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. This information is available free of charge by contacting us by mail at 500 Park Avenue, New York, NY 10022, by telephone at (212) 993-1670 or on our website at http://www.solarcapltd.com. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains such information. Information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement and the accompanying prospectus.

	Per Warrant	Total
Public offering price	$	$
Underwriting discount (sales load)	$	$
Proceeds, before expenses, to Solar Capital Ltd. (1)	$	$

(1)	Before deducting expenses payable by us related to this offering, estimated at $ .

An investment in our warrants is very risky and highly speculative. Shares of closed-end investment companies, including business development companies, frequently trade at discount to their net asset value. In addition, the companies in which we invest are subject to special risks See “Risk Factors” beginning on page 18 of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our warrants.

[The underwriters may also purchase up to an additional            warrants from us at the public offering price, less the underwriting discount, within        days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $            , the total underwriting discount (sales load) paid by us will be $            , and total proceeds, before expenses, will be $            .]

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these warrants or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 20    .

The date of this prospectus supplement is                     , 20    .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Prospectus Supplement

Prospectus

TABLE OF CONTENTS

Summary	1
Fees and Expenses	11
Selected Financial and Other Data	14
Risk Factors	17
Cautionary Statement Regarding Forward-Looking Statements	36
Use of Proceeds	37
Price Range of Common Stock and Distributions	38
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Senior Securities	53
Business	54
Portfolio Companies	68
Management	69
Portfolio Management	78
Investment Advisory and Management Agreement	79
Administration Agreement	85
License Agreement	85
Certain Relationships and Transactions	86
Control Persons and Principal Stockholders	87
Regulation as a Business Development Company	88
Determination of Net Asset Value	93
Dividend Reinvestment Plan	95
Material U.S. Federal Income Tax Considerations	97
Sale of Our Common Stock Below Net Asset Value	104
Issuance of Warrants or Securities to Subscribe For or Convertible Into Shares of Our Common Stock	110
Description of Our Capital Stock	111
Description of Our Preferred Stock	118
Description of Our Warrants	119
Description of Our Debt Securities	120
Description of Our Units	133
Shares Eligible for Future Sale	134
Plan of Distribution	135
Custodian, Transfer and Distribution Paying Agent and Registrar	137

Brokerage Allocation and Other Practices	137
Legal Matters	137
Independent Registered Public Accounting Firm	137
Available Information	138
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our warrants by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our warrants. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the warrants and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our warrants.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in the accompanying prospectus and the documents to which we have referred.

We were formed in February 2007 as Solar Capital LLC, a Maryland limited liability company, and commenced operations in March 2007 after conducting a private placement of units of membership interest (“units”). On February 9, 2010, Solar Capital LLC was merged with and into Solar Capital Ltd., a Maryland corporation, which we refer to as the “Solar Capital Merger,” concurrent with the pricing of our initial public offering, leaving Solar Capital Ltd. as the surviving entity. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “Solar Capital” refer to Solar Capital LLC prior to the Solar Capital Merger, and Solar Capital Ltd. after the Solar Capital Merger. In addition, the terms “Solar Capital Partners” or the “investment adviser” refer to Solar Capital Partners, LLC, and “Solar Capital Management” or the “administrator” refers to Solar Capital Management, LLC.

In this prospectus supplement, we use the term “leveraged” to refer to companies of any size with non-investment grade debt outstanding or, if not explicitly rated, those which we believe would be rated as non-investment grade based on their leverage levels and other terms. In addition, we use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion.

Solar Capital

Solar Capital Ltd., a Maryland corporation formed in November 2007, is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

On February 9, 2010, we priced our initial public offering, selling 5.68 million shares of our common stock. Concurrent with our initial public offering, Michael S. Gross, our chairman and chief executive officer, and Bruce Spohler, our chief operating officer, collectively purchased an additional 0.6 million shares of our common stock through a private placement transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act (the “Concurrent Private Placement”). Solar Capital Ltd. issued an aggregate of approximately 26.65 million shares of common stock and $125 million in senior unsecured notes (the “Senior Unsecured Notes”) to the existing Solar Capital LLC unit holders in connection with the Solar Capital Merger. Solar Capital Ltd. had no assets or operations prior to completion of the Solar Capital Merger and as a result, the books and records of Solar Capital LLC have become the books and records of the surviving entity. As of December 17, 2010, the Senior Unsecured Notes have been repaid from proceeds of a private placement transaction that we completed on November 30, 2010 and from borrowings under our credit facility established in December 2010.

We invest primarily in U.S. middle-market companies, where we believe the supply of primary capital is limited and the investment opportunities are most attractive. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in leveraged middle- market companies in the form of senior secured loans, mezzanine loans and equity securities. From time to time, we may also invest in public companies. Our business model is focused primarily on the direct origination of investments through portfolio companies or their financial sponsors. Our investments generally range between

$20 million and $100 million each, although we expect that this investment size will vary proportionately with the size of our capital base. We are managed by Solar Capital Partners. Solar Capital Management provides the administrative services necessary for us to operate. In addition, we may invest a portion of our portfolio in other types of investments, which we refer to as opportunistic investments, which are not our primary focus but are intended to enhance our overall returns. These investments may include, but are not limited to, direct investments in public companies that are not thinly traded and securities of leveraged companies located in select countries outside of the United States.

As of March 31, 2012, our long-term investments totaled $1.0 billion and our net asset value was $830.1 million. Our portfolio was comprised of debt and equity investments in 34 portfolio companies and our income producing assets, which represented 92.4% of our total portfolio, had a weighted average annualized yield on a fair value basis of approximately 14.3%.

About Solar Capital Partners

Solar Capital Partners, our investment adviser, is controlled and led by Michael S. Gross, our chairman and chief executive officer, and Bruce Spohler, our chief operating officer. They are supported by a team of dedicated investment professionals, including senior team members Brian Gerson, Cedric Henley, David Mait and Suhail Shaikh. We refer to Messrs. Gross, Spohler, Gerson, Henley, Mait and Shaikh as Solar Capital Partners’ senior investment professionals. Solar Capital Partners’ investment team has extensive experience in the private equity and leveraged lending industries, as well as significant contacts with financial sponsors operating in those industries.

In addition, Solar Capital Partners presently serves as the investment adviser for Solar Senior Capital Ltd., or “Solar Senior,” a publicly traded business development company with more than $300 million of investable capital that invests in the senior debt securities of leveraged middle-market companies similar to those we intend to target for investment. The investment team led by Messrs. Gross and Spohler has invested in approximately 95 different portfolio companies for Solar Capital and Solar Senior, which investments involved an aggregate of approximately 80 different financial sponsors, through March 31, 2012. Since Solar Capital’s inception, these investment professionals have used their relationships in the middle-market financial sponsor and financial intermediary community to generate deal flow. As of [                    ], 2012, Mr. Gross and Mr. Spohler beneficially owned, either directly or indirectly, approximately [  .   ]% and [  .  ]%, respectively, of our outstanding common stock.

Mr. Gross has 25 years of experience in the private equity, distressed debt and mezzanine lending businesses and has been involved in originating, structuring, negotiating, consummating and managing private equity, distressed debt and mezzanine lending transactions. We also rely on the 25 years of experience of Mr. Spohler, who has served as our chief operating officer and a partner of Solar Capital Partners since its inception. In addition to Messrs. Gross and Spohler, Solar Capital Partners’ senior investment professionals include Messrs. Gerson, Henley, Mait and Shaikh, each of whom has extensive experience in originating, evaluating and structuring investments in the types of middle-market companies we currently target.

Solar Capital Partners’ senior investment professionals have been active participants in the primary and secondary leveraged credit markets throughout their careers. They have effectively managed portfolios of distressed and mezzanine debt as well as other investment types. The depth of their experience and credit market expertise has led them through various stages of the economic cycle as well as several market disruptions.

Market Opportunity

Solar Capital invests primarily in senior secured loans, mezzanine loans and equity securities of middle-market leveraged companies. We believe that the size of this market, coupled with leveraged companies’ need for flexible sources of capital at attractive terms and rates, creates an attractive investment environment for us. See “Business — Market Opportunity” of the accompanying prospectus.

•

Middle-market companies have faced increasing difficulty in accessing the capital markets.    While many middle-market companies were formerly able to raise funds by issuing high-yield bonds, we believe this approach to financing has become more difficult in recent years as institutional investors have sought to invest in larger, more liquid offerings. In addition, many private finance companies that historically financed their lending and investing activities through securitization transactions have lost that source of funding and reduced lending significantly. Moreover, consolidation and the illiquid nature of investments have resulted in fewer middle-market lenders and market participants.

•

There is a large pool of uninvested private equity capital likely to seek additional capital to support their investments.    There is currently over $520 billion of uninvested private equity capital seeking debt financing to support acquisitions. We expect that middle-market private equity firms will continue to invest the approximately $185 billion raised since 2000 in middle-market companies and that those private equity firms will seek to support their investments with mezzanine loans from sources such as Solar Capital. Additionally, over $17.4 billion was raised by middle-market sponsors during 2018, which we believe demonstrates the continued appetite for middle-market acquisitions that require debt financing.

•

The significant amount of debt maturing through 2018 should provide additional demand for capital.    A high volume of financings were completed between the years 2004 and 2007, which are expected to mature over the next few years. We believe that this supply of prospective lending opportunities coupled with a lack of available credit in the middle-market lending space may offer attractive risk-adjusted returns to investors.

•

Investing in private middle-market debt provides an attractive risk reward profile.    In general, terms for illiquid, middle-market subordinated debt have been more attractive than those for larger corporations which are typically more liquid. We believe this is because fewer institutions are able to invest in illiquid asset classes. In 2011, on average, the total debt to EBITDA ratio for middle-market leveraged buyouts (“LBOs”) was 4.3x, versus 5.4x for large capitalization LBOs. This reduced leverage provides further cushion for borrowers to meet debt service obligations.

Therefore, we believe that there is an attractive opportunity to invest in senior secured loans, mezzanine loans and equity securities of leveraged companies, and that we are well positioned to serve this market.

Competitive Advantages and Strategy

We believe that we have the following competitive advantages over other providers of financing to leveraged companies. See “Business — Competitive Advantages and Strategies.”

Management Expertise

As managing partner, Mr. Gross has principal management responsibility for Solar Capital Partners, to which he currently dedicates substantially all of his time. Mr. Gross has over 20 years of experience in leveraged finance, private equity and distressed debt investing. Mr. Spohler, our chief operating officer and a partner of Solar Capital Partners, has 25 years of experience in evaluating and executing leverage finance transactions. We believe that Messrs. Gross and Spohler have developed a strong reputation in the capital markets, and that this experience provides us with a competitive advantage in identifying and investing in leveraged companies with the potential to generate returns.

In addition to Messrs. Gross and Spohler, Solar Capital Partners’ senior investment team includes Messrs. Gerson, Henley, Mait and Shaikh, each of whom has extensive experience in originating, evaluating and structuring investments in the types of middle-market companies we currently target. Solar Capital Partners’ senior investment professionals have an average of over 20 years of experience in the private equity and leveraged lending industries.

Investment Portfolio

Our portfolio investments consist of portfolio companies that have strong cash flows and have maintained financial and operating performance despite the recent economic climate. As of March 31, 2012, 99.5% of our total portfolio value of income producing assets, measured at fair value, was comprised of performing assets.

Investment Capacity

The proceeds from our initial public offering and the Concurrent Private Placement, the borrowing capacity under our credit facilities and our $35 million senior secured term loan (the “Term Loan”), and the expected repayments of existing investments provide us with a substantial amount of capital available for deployment into new investment opportunities. We believe we are well positioned for the current marketplace.

Solar Capital’s Limited Leverage

As of March 31, 2012, we had total outstanding borrowings of $163.6 million. We believe relatively low level of leverage provides us with a competitive advantage, allowing us to anticipate providing a consistent dividend to our investors as proceeds from our investments are available for reinvestment as opposed to being consumed by debt repayment. We may increase our relative level of debt in the future. However, we do not currently anticipate operating with a substantial amount of debt relative to our total assets.

Proprietary Sourcing and Origination

We believe that Solar Capital Partners’ senior investment professionals’ longstanding relationships with financial sponsors, commercial and investment banks, management teams and other financial intermediaries provide us with a strong pipeline of proprietary origination opportunities. We believe the broad expertise of Solar Capital Partners’ senior investment team and their ability to draw upon their average of over 20 years of investment experience enable us to identify, assess and structure investments successfully. We expect to continue leveraging the relationships Mr. Gross established while sourcing and originating investments at Apollo Investment Corporation as well as the financial sponsor relationships Mr. Spohler developed while he was a co-head of CIBC World Markets’ U.S. Leveraged Finance Group.

Since its inception, Solar Capital Partners has sourced investments in approximately 95 different portfolio companies for Solar Capital and Solar Senior, collectively, which investments involved an aggregate of approximately 80 different financial sponsors, through March 31, 2012.

Versatile Transaction Structuring and Flexibility of Capital

We believe Solar Capital Partners’ senior investment team’s broad expertise and ability to draw upon its extensive experience enable us to identify, assess and structure investments successfully across all levels of a company’s capital structure and to manage potential risk and return at all stages of the economic cycle. While we are subject to significant regulation as a business development company, we are not subject to many of the regulatory limitations that govern traditional lending institutions such as banks. As a result, we believe that we can be more flexible than such lending institutions in selecting and structuring investments, adjusting investment criteria, transaction structures and, in some cases, the types of securities in which we invest. We believe financial sponsors, management teams and investment banks see this flexibility as a benefit, making us an attractive financing partner.

Emphasis on Achieving Strong Risk-Adjusted Returns

Solar Capital Partners uses a disciplined investment and risk management process that emphasizes a rigorous fundamental research and analysis framework. Solar Capital Partners seeks to build our portfolio on a “bottom-up” basis, choosing and sizing individual positions based on their relative risk/reward profiles as a function of the associated downside risk, volatility, correlation with the existing portfolio and liquidity. At the same time, Solar Capital Partners takes into consideration a variety of factors in managing our portfolio and imposes portfolio-based risk constraints promoting a more diverse portfolio of investments and limiting issuer and industry concentration. Our value-oriented investment philosophy focuses on preserving capital and ensuring that our investments have an appropriate return profile in relation to risk. When market conditions make it difficult for us to invest according to our criteria, we are highly selective in deploying our capital. We do not pursue short-term origination targets. We believe this approach enables us to build an attractive investment portfolio that meets our return and value criteria over the long term.

We believe it is critical to conduct extensive due diligence on investment targets. In evaluating new investments we, through Solar Capital Partners, conduct rigorous due diligence process that draws upon the investment experience, industry expertise and network of contacts of our senior investment professionals, as well as the other members of our investment team.

Deep Industry Focus with Substantial Information Flow

We concentrate our investing activities in industries characterized by strong cash flow and in which Solar Capital Partners’ investment professionals have deep investment experience. During his time with the Apollo entities, Mr. Gross oversaw investments in over 200 companies in 20 industries. As a result of their investment experience, Messrs. Gross and Spohler, together with Solar Capital Partners’ other senior investment professionals, have long-term relationships with management consultants and management teams in the industries we target, as well as substantial information concerning those industries.

Longer Investment Horizon

Unlike private equity and venture capital funds, we are not subject to standard periodic capital return requirements. Such requirements typically stipulate that the capital of these funds, together with any capital gains on such invested funds, can only be invested once and must be returned to investors after a pre-agreed time period. We believe that our flexibility to make investments with a long-term view and without the capital return requirements of traditional private investment vehicles provides us with the opportunity to generate favorable returns on invested capital and enables us to be a better long-term partner for our portfolio companies.

Risk Factors

The value of our assets will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in Solar Capital involves other risks, including the following:

•	We operate in a highly competitive market for investment opportunities;

•	The lack of liquidity in our investments may adversely affect our business;

•	We may borrow money, which would magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us;

•	To the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income;

•	There will be uncertainty as to the value of our portfolio investments;

•	We may experience fluctuations in our quarterly results;

•	We are dependent upon Solar Capital Partners’ key personnel for our future success;

•

We will become subject to corporate-level income tax on all of our income if we are unable to continue to qualify as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance;

•	We cannot assure you that shares of our common stock will not trade at a market price below our net asset value per share;

•	The net asset value per share of our common stock may be diluted if we sell or issue shares of our common stock at prices below the then current net asset value per share;

•	Our common stock price may be volatile and may decrease substantially;

•	There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time;

•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock; and

•

Regulations governing our operation as a business development company affect our ability to, and the way in which we, raise additional capital. As a business development company, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

[Insert risk factors applicable to warrants.]

See “Risk Factors” beginning on page 17 of the accompanying prospectus and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in shares of the warrants.

Operating and Regulatory Structure

Immediately prior to the pricing of our initial public offering, Solar Capital LLC was merged with and into Solar Capital Ltd., a Maryland corporation that is an externally managed, non-diversified closed-end management investment company which has elected to be treated as a business development company under the 1940 Act. As a business development company, we are required to meet regulatory tests, including the requirement to invest at least 70% of our total assets in “qualifying assets.” Qualifying assets generally include, among other things, securities of “eligible portfolio companies.” “Eligible portfolio companies” generally include U.S. companies that are not investment companies and that do not have securities listed on a national exchange. See “Regulation as a Business Development Company” in the accompanying prospectus. We may also borrow funds to make investments. In addition, we have elected to be treated for federal income tax purposes, and intend to continue to qualify annually, as a RIC under Subchapter M of the Code. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Our investment activities are managed by Solar Capital Partners and supervised by our board of directors. Solar Capital Partners is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Under our investment advisory and management agreement, which we refer to as the Investment Advisory and Management Agreement, we have agreed to pay Solar Capital Partners an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See “Investment Advisory and Management Agreement” in the accompanying prospectus. We have also entered into an administration agreement, which we refer to as the Administration Agreement, under which we have agreed to reimburse Solar Capital Management for the allocable portion of overhead and other expenses incurred by Solar Capital Management in performing its obligations under the Administration Agreement, including furnishing us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities, as well as providing us with other administrative services. See “Administration Agreement” in the accompanying prospectus.

Our Corporate Information

Our offices are located at 500 Park Avenue, New York, New York 10022, and our telephone number is (212) 993-1670.

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “us” or “Solar Capital,” or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in Solar Capital Ltd.

Stockholder transaction expenses:
Sales load borne by us (as a percentage of offering price)%		(1)
Offering expenses borne by us (as a percentage of offering price)%		(2)
Dividend reinvestment plan expenses	(3)
Total stockholder transaction expenses (as a percentage of offering price)	—	%(2)

Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	%	(4)
Incentive fees payable under our Investment Advisory and Management Agreement	%	(5)
Interest payments on borrowed funds	%	(6)
Other expenses (estimated)%		(7)

Total annual expenses (estimated)%

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above and have excluded performance-based incentive fees. See Note 6 below for additional information regarding certain assumptions regarding our level of leverage.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

(1)	Represents the commission with respect to the shares of our warrants being sold in this offering, which we will pay to in connection with sales of shares of our warrants effected by in this offering. There is no guaranty that there will be any sales of our warrants pursuant to this prospectus supplement and the accompanying prospectus.
(2)	The offering expenses of this offering are estimated to be approximately $ .
(3)	The expenses of the dividend reinvestment plan are included in “other expenses.”
(4)	Our base management fee under the Investment Advisory and Management Agreement is based on our gross assets, which is defined as all the assets of Solar Capital, including those acquired using borrowings for investment purposes, and assumes the base management fee remains consistent for the complete fiscal year based on the fee incurred for the months ended , 20 . See “Investment Advisory and Management Agreement” in the accompanying prospectus.
(5)	Assumes that annual incentive fees earned by our investment adviser, Solar Capital Partners, remain consistent for the complete fiscal year based on the incentive fees earned by Solar Capital Partners for the months ended , 20 . The incentive fee consists of two parts:

The first part, which was payable quarterly in arrears, equals 20% of the excess, if any, of our “Pre-Incentive Fee Net Investment Income” that exceeds a 1.75% quarterly (7.00% annualized) hurdle rate, which we refer to as the Hurdle, subject to a “catch-up” provision measured at the end of each calendar quarter. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash. The operation of the first part of the incentive fee for each quarter is as follows:

•	no incentive fee is payable to our investment adviser in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the Hurdle of 1.75%;

•

100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle but is less than 2.1875% in any calendar quarter (8.75% annualized) is payable to our investment adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the Hurdle but is less than 2.1875%) as the “catch-up.” The “catch-up” is meant to provide our investment adviser with 20% of our Pre-Incentive Fee Net Investment Income, as if a Hurdle did not apply when our Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter; and

•

20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to our investment adviser (once the Hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Investment Income thereafter is allocated to our investment adviser).

The second part of the incentive fee equals 20% of our “Incentive Fee Capital Gains,” if any, which equals our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Advisory and Management Agreement, as of the termination date). For a more detailed discussion of the calculation of this fee, see “Investment Advisory and Management Agreement” in the accompanying prospectus.

(6)	We may borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. The costs associated with our outstanding borrowings are indirectly born by our investors. For purposes of this section, we have computed interest expense using the average balance outstanding on our revolving credit facilities balance during the months ended , 20 , plus our Term Loan. We used the LIBOR rate on, , 20 and the interest rate on our revolving credit facilities and our Term Loan of LIBOR plus 3.25%. We have also included the estimated amortization of fees incurred in establishing our revolving credit facilities, and our Term Loan. As of , 20 , we had $ outstanding and $ remaining available to us under our revolving credit facilities and we had $35 million outstanding under our Term Loan. We may also issue preferred stock, subject to our compliance with applicable requirements under the 1940 Act.
(7)	“Other expenses” are based on the annualized amounts for the months ended , 20 and include our overhead expenses, including payments under our Administration Agreement based on our allocable portion of overhead and other expenses incurred by Solar Capital Management in performing its obligations under the Administration Agreement. See “Administration Agreement” in the accompanying prospectus.

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory and Management Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. For example, if we assumed that we received our 5% annual return completely in the form of net realized capital gains on our investments, computed net of all cumulative unrealized depreciation on our investments, the projected dollar amount of total cumulative expenses set forth in the above illustration would be as follows:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

In addition, the example assumes no sales load. Also, while the example assumes reinvestment of all dividends at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value unless the company makes open market purchases and the shares received will be determined based on the average price paid by our agent, plus commissions. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Solar Capital, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our breach of any of the covenants or other provisions in our debt agreements;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•

currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. However, we will update this prospectus supplement to reflect any material changes to the information contained herein. The forward-looking statements and projections contained in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act.

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION (2)

The following table sets forth (a) our actual capitalization at                     , 201     and (b) our pro forma capitalization to reflect the effects of the sale of our warrants in this offering (assuming that the underwriters do not exercise their overallotment option) assuming a public offering price of $         per warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20
	Solar Capital Ltd.	Solar Capital Ltd.
	Actual	Pro Forma
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit facilities payable	$	$
Other Liabilities	$	$

Total Liabilities	$	$

Stockholders’ equity:
Common stock, par value $0.01 per share; 200,000,000 shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$

Capital in excess of par value		$

Total stockholders’ equity		$

(2)	If necessary, add to Capitalization table securities underlying our warrants.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of warrants in this offering will be approximately $         million (or approximately $         million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of $         per warrant, after deducting the underwriting discounts and commissions of $         million (or approximately $         million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $         million payable by us.

We intend to use the net proceeds from the sale of the warrants pursuant to this prospectus for general corporate purposes, which may include investing in debt or equity securities consistent with our investment objective, repayment of outstanding indebtedness, acquisitions and other general corporate purposes. We are continuously identifying, reviewing and, to the extent consistent with our investment objective, funding new investments.

We estimate that it will take              to              months for us to substantially invest the net proceeds of this offering, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal. We expect that it may take more than three months to invest all of the proceeds of this offering, in part because investments in private companies often require substantial prior research and due diligence.

Pending these uses, we will invest such net proceeds primarily in cash, cash equivalents, and U.S. government securities and other high-quality debt investments that mature in one year or less. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[                    ] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of warrants set forth opposite its name below.

Underwriter	Number of Warrants

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the warrants sold under the purchase agreement if any of these warrants are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the warrants, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per warrant. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Warrant	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

[Overallotment Option

We have granted an option to the underwriters to purchase up to              additional warrants at the public offering price, less the underwriting discount. The underwriters may exercise this option for      days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional warrants proportionate to that underwriter’s initial amount reflected in the above table.]

[No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any warrants or [type of security] for    days after the date of this prospectus supplement without first obtaining the written consent of [            ].]

[NASDAQ Global Select Market Listing

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “            .”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on             . We expect trading in our warrants on                  to begin within      days after the original issue date. Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]]

Price Stabilization, Short Positions

Until the distribution of the warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our warrants or [type of security]. However, the representatives may engage in transactions that stabilize the price of the warrants, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase warrants through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our warrants or preventing or retarding a decline in the market price of our warrants. As a result, the price of our warrants may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                 , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our warrants. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the warrants on                  in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of warrants and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our warrants to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other Relationships

The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Solar Capital and its affiliates and managed funds and Solar Capital Partners or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Solar Capital or on behalf of Solar Capital, Solar Capital Partners or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Solar Capital or Solar Capital Partners and their affiliates and managed funds.

Affiliates of certain of the underwriters are limited partners of private investment funds affiliated with our investment adviser, Solar Capital Partners.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Solar Capital, Solar Capital Partners or any of the portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if — among other things — we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the warrants. In addition, after the offering period for the sale of our warrants, the underwriters or their affiliates may develop analyses or opinions related to Solar Capital, Solar Capital Partners or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Solar Capital to our warrantholders or any other persons.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC, and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by         ,         ,         .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm located at 345 Park Avenue, New York, New York 10154, has audited our financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, as set forth in their reports. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on such reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2012 and 2011, included herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012, and included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our warrants offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our warrants being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us at Solar Capital Ltd., 500 Park Avenue, New York, NY 10022, by telephone at (212) 993-1670, or on our website at http://www.solarcapltd.com.

Warrants to Purchase Up to              [Type of Security]

PROSPECTUS SUPPLEMENT

[Underwriters]

                    , 20